Exhibit 10.7

ACØRDA

THERAPEUTICS

VIA FACSIMILE

November 30, 2004

Mr. Mark R. E. Pinney
42 West 15th Street #7
New York, NY 10011

Dear Mark:

This letter will confirm the terms of your future compensation from Acorda Therapeutics, Inc. (the “Company”) as recently approved by the Compensation Committee of the Company’s Board of Directors and ratified by the Board.

In consideration of your years of service and continuing service to the Company, the Company has agreed to provide to you an extension until 90 days after you cease to be either a Director of or a general advisor to the Company (with such advisor relationship to be incorporated into an advisory agreement with the Company for a period of at least 12 months in the event that you cease to be a Director) of:  (1) your right to exercise Employee Stock Options that were granted to you and have vested on or prior to October 31, 2004 and (2) your Employee Restricted Share Awards that were granted to you and have vested on or prior to October 31, 2004.  In addition, while you remain a Director or if you enter into an advisory agreement with the Company for specified services, you shall receive the continued vesting of some or all of the Employee Restricted Share Awards that were granted to you prior to October 31, 2004 or other suitable consideration to be agreed upon and approved by the Compensation Committee and Board of Directors.

If you are in agreement, please sign and date the copy of this letter provided herewith and return it to me at you first convenience.

Very truly yours,

Acorda Therapeutics, Inc.:

By: /s/ Ron Cohen
Ron Cohen
President and CEO

Agreed to and accepted:

/s/ Mark Pinney
Mark Pinney